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                              PROFCO RESOURCES LTD.

                    TO INFORMATION CIRCULAR - PROXY STATEMENT

                            STOCK OPTION PLAN (1995)

                                DATED JUNE 2, 1997

                                     AMENDED


PROFCO RESOURCES Ltd. (the "Corporation") stock option plan known as the "Stock Option Plan (1995)" in effect as of April 7, 1995. This plan governs the issuance of stock options (the "Stock Options") to employees, directors and officers of, and persons and companies who provide services to the Corporation and subsidiaries of the Corporation. The terms and conditions of the Plan are as follows:


1. PURPOSE - The principal purposes of the Plan are:


a) to promote a proprietary interest in the Corporation among its employees, officers and directors and persons and companies providing services to the Corporation;

b) to retain and attract the qualified personnel and service support the Corporation requires;

c) to provide an incentive element in compensation; and

d) to promote the profitability of the Corporation.


2. RESERVATION OF SHARES - Subject to Section II of this Plan, the aggregate maximum number of common shares of the Corporation reserved for issuance pursuant to Stock Options shall be 2,745,000 common shares of the Corporation.


3. ELIGIBILITY - Stock Options shall be granted only to persons, firms or companies ("Eligible Optionees"):


a) who are employees (full-time or part-time), officers or directors of the Corporation, or who are providing services to the Corporation on an on-going basis, or have provided or are expected to provide a service or services of considerable value to the Corporation; and

b) who the Board of Directors of the Corporation determines should receive Stock Options.


4. GRANTING OF STOCK OPTIONS - The Board of Directors of the Corporation may from time to time grant Stock Options to Eligible Optionees. At the time a Stock Option is granted, the Board of Directors shall determine the number of common shares of the Corporation purchasable under the Stock Option, the date when the Stock Option is to become effective and, subject to the other provisions of this Plan, all other terms and conditions of the Stock Option. An Eligible Optionee may hold more than one Stock Option at any time, provided however that no one Eligible Optionee can receive Stock Options entitling the Eligible Optionee to purchase more than 5% of the outstanding common shares in the capital of the Corporation, calculated on a non-diluted basis. and provided further that in no event shall shares exceeding 5% of the outstanding issue be issued to anyone insider of the Corporation, and such insider's associates (as defined in the SECURITIES ACT




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(Ontario), within any one-year period pursuant to Stock Options or any other share compensation arrangements of the Corporation. In this Section 4:


a) "outstanding issue" is determined as the number of outstanding common shares of the Corporation on a non-diluted basis outstanding immediately prior to a particular share issuance, excluding shares issued pursuant to share compensation arrangements of the Corporation over the preceding one-year period;

b) "insider" means an insider as defined in the SECURITIES ACT (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation and associates of such insiders: and

c) "share compensation arrangement" means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism, including the issuance or potential issuance of shares to one or more service providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.


5. EXERCISE PRICE -The exercise price of each Stock Option shall be determined in the discretion of the Board of Directors of the Corporation at the time of the granting of the Stock Option, provided that the exercise price shall not be lower than the "Market Price". "Market Price" shall mean the closing price of the common shares on The Toronto Stock Exchange on the trading day immediately prior to the date of Stock Option is granted, or, if there is no reported trade of the common shares on The Toronto Stock Exchange on such date, the arithmetic average of the closing bid and the closing ask for the common shares on The Toronto Stock Exchange on such date; provided that in the event the common shares are not listed on The Toronto Stock Exchange but are listed on another stock exchange or stock exchanges, the foregoing references to The Toronto Stock Exchange shall be deemed to be references to such other stock exchange, or if more than one, to such one as shall be designated by the Board of Directors of the Corporation.


6. TERM AND EXERCISE PERIODS -Subject to Section 7 hereof, all Stock Options shall be for a term and exercisable from time to time as determined in the discretion of the Board of Directors of the Corporation at the time of the granting of the Stock Options, provided that (i) no Stock Option shall have a term exceeding ten (10) years, and (ii) where a Stock Option has been granted for a specific service, such Stock Option may be exercisable only after the completion of that service. Without limiting the generality of the foregoing or the discretion of the Board and subject to Section 7 hereof. the Board of Directors may, by way of example determine that a Stock Option is exercisable only during the term of employment of the Eligible Optionee receiving it or during such term and for a limited period of time after termination of employment, that a Stock Option can be exercisable for a period of time or for its remaining term after the death or incapacity of an Eligible Optionee, that only a portion of a Stock Option is exercisable in a specified period, that the unexercised portion of a Stock Option is "cumulative" so that any portion of a Stock Option exercisable (but not exercised) in a specified period may be exercised in subsequent periods until the Stock Option terminates. or that a Stock Option may provide for early exercise and/or termination or other adjustment in the event of a death of a person and in other circumstances, such as if the Corporation shall resolve to sell all or substantially all of its assets, to liquidate or dissolve or to merge, amalgamate, consolidate or be absorbed with or into any other corporation or if any change of control of the Corporation occurs.




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7. EXPIRY IN CERTAIN CIRCUMSTANCES - In the case of a Stock Option granted to an officer or director of the Corporation in their capacity as such, if such Eligible Optionee ceases to be an officer or director of the Corporation prior to the expiry of the term of the Stock Option, such Stock Option may only be exercised as to those shares in respect of which the Stock Option has not been exercised at any time up to and including the earlier of (i) a date three (3) months after the date the Eligible Optionee ceases to be an officer or director or.the Corporation; or (ii) the expiry of the term of the Stock Option. Where a Stock Option has been granted to an Eligible Optionee. in the event of the death of the Eligible Optionee on or prior to the expiry of the term of the Stock Option the Stock Option may only be exercised. as to those shares in respect of which the Stock Option has not been exercised by the legal personal representatives of the Eligible Opticnee at any time up to and including the earlier of(i) a date twelve (12) months following the date or the Eligible Optionee; or (ii) the expiry of the term of the Stock Option.


8. NON-ASSIGNABILITY - Stock Options shall not be assignable by the Eligible Optionees except for a limited right of assignment to allow the exercise of Stock Options by an Eligible Optionee's legal representative in the event of death or incapacity Stock Options shall not be transferable by the Eligible Optionees.


9. PAYMENT ON EXERCISE - All shares issued pursuant to the exercise of a Stock Option shall be paid for in full in Canadian funds at the time of exercise of the Stock Option and prior to the issue of the shares.


10. NON-EXERCISE - If any Stock Option granted pursuant to the Plan is not exercised for any reason whatsoever the shares reserved for issuance pursuant to such Stock Options shall revert to the Plan and shall be available for other Stock Options, however, at no time shall there be outstanding Stock Options exceeding in the aggregate the number of common shares of the capital stock of the Corporation reserved for issuance pursuant to Stock Options under this Plan.


11. ADJUSTMENT IN CERTAIN CIRCUMSTANCES - In the event:


a) of any change in the common shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

b) of any stock dividend to holders of common shares (other than such stock dividends issued at me option of shareholders of the Corporation in lieu of substantially equivalent cash dividends); or

c) that any rights are granted to holders of common shares to purchase common shares at prices substantially below fair market value; or

d) that as a result of any recapitalization, merger, consolidation or otherwise the common shares are converted into or exchangeable for any other shares:

then in any such case the Board of Directors of the Corporation may make such adjustment in the Plan and in the Stock Options granted under the Plan as the Board of Directors of the Corporation may in its sole discretion deem appropriate to prevent substantial dilution or enlargement of the rights granted to or available for, holders of Stock Options and such adjustments may be included in the Stock Options.


12. EXPENSES - All expenses in connection with the Plan shall be borne by the Corporation.




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13. COMPLIANCE WITH LAWS - The Corporation shall not be obligated to issue any shares upon exercise of Stock Options if the issue would violate any law or regulation or any rule of any governmental authority or stock exchange. The Corporation shall not be required to issue, register or qualify for resale any shares issuable upon exercise of Stock Options pursuant to the provisions of a prospectus or similar document, provided that the Corporation shall notify The Toronto Stock Exchange and other appropriate regulatory bodies in Canada of the existence of the Plan and the issuance and exercise of Stock Options.


14. FORM OF STOCK OPTION AGREEMENT - All Stock Options shall be issued by the Corporation in a form which meets the general requirements and conditions set forth in this Plan.


15. AMENDMENTS AND TERMINATION OF PLAN - The Corporation shall retain the right to amend from time to time or to terminate the terms and conditions of the Plan by resolution of the Board of Directors of the Corporation. Any amendments shall be subject to the prior consent of any applicable regulatory bodies, included any stock exchange on which the Corporation's shares are listed. Amendments and termination shall take effect only with respect to Stock Options issued thereafter, provided that they may apply to any Stock Options previously issued with the mutual consent of the Corporation and the Eligible Optionees holding such Stock Options.


16. APPLICABLE LAW - This Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.


17. SHAREHOLDER APPROVAL - No shares of the Corporation may be issued pursuant to Stock Options granted under this Plan after April 7, 1995 until the Plan is approved by the shareholders of the Corporation, given by way of confirmation at the next meeting of shareholders of the Corporation.























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